Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (Form S-3 No 333-157595) of Natural Resource Partners L.P. and in the related Prospectus of our reports dated February 26, 2010, with respect to the consolidated financial statements of Natural Resource Partners L.P., the effectiveness of internal control over financial reporting of Natural Resource Partners L.P., and the consolidated balance sheet of NRP (GP) LP (Exhibit 99.1), included in this Form 10-K/A for the year ended December 31, 2009.

/s/  Ernst & Young LLP

Houston, Texas
March 3, 2010